UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2006
EMULEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3333 Susan Street
Costa Mesa, California 92626
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (714) 662-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURE

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement
     Effective as of August 25, 2006, Aarohi Communications Private Limited, a company organized under the laws of India (the “Company”) and a subsidiary of Emulex Corporation, a Delaware corporation (“Emulex”), entered into a Deed of Lease (the “Lease”) with M/s M.K. Chakrapani & Co., a partnership firm (the “Landlord”), to lease an office building and land located in the Suraj Ganga Soft Park, located at No. 34, Opposite Mini Forest, 3rd Phase, 1st Main, J P Nagar, Bangalore 560078, India (the “Premises”). The Lease Premises consist of a 13,592 square foot building (the “Building”), parking rights, and the use of a designated cafeteria area of 1,000 square feet (the “Cafeteria”). The Company intends to use the Premises as general office space for its operations.
     The term of the Lease will begin on date on which the Landlord completes, at the Landlord’s cost, certain tenant improvements in accordance with the terms of the Lease (the “Commencement Date”). The Lease will expire on the fifth (5th) anniversary of the Commencement Date, however the Lease provides the Company with an option to extend the term of the Lease for an additional three (3) year period. The Lease contains a “lock-in” period of thirty (30) months beginning on the Commencement Date, during which period neither party may terminate the Lease except in limited circumstances enumerated in the Lease. Following the expiration of the lock-in period, the Company may terminate the Lease by delivery of three (3) months prior written notice to the Landlord. Following the expiration of the lock-in period, the Landlord may terminate the Lease by delivery of prior written notice to the Company only following the nonpayment of rent for a period of three months.
     During the initial term of the lease, the total monthly base rent for the Premises will be Rs. 879,908.00 (approximately USD$18,974) per month. The monthly base rent for the Building shall increase by 5% following the completion of each full 12-month period during the initial term of the Lease. The Company is required to post a security deposit under the Lease of Rs. 8,821,000 (approximately US$190,210).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION (Registrant)
Date: September 1, 2006	By:	/s/ PAUL FOLINO
Paul Folino,
Chairman and Chief Executive Officer